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                                                                  EXHIBIT 23(c)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 Registration Statement (File No. 33-18278) of our report dated February 22, 1999 incorporated by reference in the Annual Report of Mandalay Resort Group (formerly Circus Circus Enterprises, Inc.) on Form 10-K for the year ended January 31, 1999; our report dated May 26, 1999 except for Note 6, as to which the date is June 17, 1999 included in the Mandalay Resort Group (formerly Circus Circus Enterprises, Inc.) Employees' Profit Sharing and Investment Plan's Amendment No. 1 on Form 11-K/A to its Annual Report on Form 11-K for the year ended December 31, 1998; and to all references to our Firm included in this registration statement.

                                          Arthur Andersen LLP

Las Vegas, Nevada
December 2, 1999